VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 2, 2007 (this “Agreement”), by and among Milacron Inc., a Delaware corporation (the “Company”) and Glencore Finance AG (“Glencore” or the “Stockholder”).

W I T N E S S E T H:

WHEREAS, Glencore owns 287,500 shares (the “Covered Shares”) of 6.0% Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of the Company.

WHEREAS, Glencore desires to sell, and Ohio Plastics, LLC, a Delaware limited liability company (“Ohio Plastics”), wishes to buy, all of the Covered Shares.

WHEREAS, Glencore and Ohio Plastics requested that the Board of Directors of the Company (the “Board”) render inapplicable certain restrictions imposed by Section 203 of the Delaware General Corporation Law (the “DGCL”) that may otherwise apply to Ohio Plastics upon its purchase of the Covered Shares.

WHEREAS, Glencore and Ohio Plastics also requested that the Board adopt certain amendments to the Rights Agreement dated as of February 5, 1999 between the Company and Mellon Investor Services LLC, as the same has been amended (the “Rights Agreement”), in order to prevent the exercise of rights under such agreement that may dilute Ohio Plastics’ ownership interest in the Company following the purchase of the Covered Shares by Ohio Plastics.

WHEREAS, a committee of the Board duly formed to take action with respect to such requests (the “Special Committee”) has determined that it is in the best interests of the Company and its stockholders to render inapplicable the restrictions imposed by Section 203 of the DGCL and adopt the requested amendment to the Rights Agreement if Glencore enters into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to be closed in the city of Cincinnati, Ohio.

“Charter Amendments” means the amendments to the Certificate of Designation of the 6.0% Series B Convertible Preferred Stock of the Company that are in the form attached hereto as Exhibit A.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Special Committee” has the meaning set forth in the Recitals to this Agreement.

“Special Meeting” means any meeting of the stockholders of the Company, including any adjournment or postponement of such meeting, at which the Charter Amendments are submitted for stockholder consideration.

ARTICLE II

VOTING

2.1 Agreement to Vote. Notwithstanding any transfer of the Covered Shares to any other party, the Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Special Meeting, however noticed and called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company in lieu of a Special Meeting, the Stockholder shall, in each case to the fullest extent that the Stockholder is entitled to vote the Covered Shares thereon or consent thereto:

(a) appear at each such Special Meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy or consent, as applicable, all of the Covered Shares: (i) in favor of the adoption of the Charter Amendments; (ii) against any action or agreement submitted for the vote or written consent of stockholders that is in opposition to, or inconsistent with, the Charter Amendments; and (iii) against any other action, agreement or transaction submitted for the vote or written consent of stockholders that is intended to, or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the adoption of the Charter Amendments.

2.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement. For the avoidance of doubt, the entering into, execution, delivery and performance of any agreement by and between Glencore and Ohio Plastics with respect to the sale and purchase of the Covered Shares shall not be deemed to violate the foregoing sentence.

2.3 Proxy. The Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Charles F. C. Turner and Larry D. Yost, and each of them and their successors and assigns (collectively, the “Grantees”), with full power of substitution and resubstitution, from the date hereof to the termination of this Agreement in accordance with Section 5.1, to vote with respect to the Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any Special Meeting and to sign or execute on behalf of the Stockholder (as a stockholder of record of the Company as of the record date for any action) any ballot, proxy, consent, certificate or other document relating to the Company that the law permits or requires, in a manner consistent with Section 2.1 of this Agreement. This proxy is coupled with an interest and is intended to secure the voting agreements provided for in this Agreement and shall be irrevocable, and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares. The irrevocable proxy set forth in this Section 2.3 shall be valid and irrevocable until the termination of this Agreement in accordance with Section 5.1. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such Stockholder acknowledges and agrees that the vote (or consent) of any one of the above-named Grantees (or their substitutes) shall control in any conflict between the vote by such Grantees of such Covered Shares (or consent by such Grantees with respect to such Covered Shares) and a vote by such Stockholder of such Covered Shares (or consent by such Stockholder with respect to such Covered Shares).

2.4 Purchase and Sale of the Covered Shares. The parties hereto acknowledge and agree that the agreements made by the Stockholder hereunder are given as inducement for, in consideration of, and as a condition precedent to, the entering into, execution and delivery of any agreement by and between Glencore and Ohio Plastics with respect to the sale and purchase of the Covered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. The Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Stockholder has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by the Stockholder of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) No Violation. Neither the execution and delivery of this Agreement by the Stockholder, nor the performance by the Stockholder of its obligations under this Agreement, nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions herein will (i) result in a violation or breach of or conflict with the governing documents of the Stockholder, or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders or law applicable to the Stockholder or any of its respective properties, rights or assets.

ARTICLE IV

OTHER COVENANTS

4.1 Prohibitions. The Stockholder hereby agrees it shall not (i) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (ii) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, the representations, warranties and covenants of the Stockholder set forth herein shall apply only with respect to the voting rights that the Covered Shares confer upon the Stockholder as of the record date for stockholder action on the Charter Amendments, and for the avoidance of doubt (except as provided in Section 5.2) shall not prohibit the entering into, execution, delivery and performance of any agreement by and between Glencore and Ohio Plastics with respect to the sale and purchase of the Covered Shares.

4.2 Further Assurances. From time to time, at the Company’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall remain in effect until the earlier to occur of (a) the delivery to the Company of a certificate from the duly appointed inspector of elections of a Special Meeting certifying that the Charter Amendments have been adopted by the required approvals listed in the Company’s proxy statement for such Special Meeting and (b) December 31, 2007, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability (in contract, tort or otherwise, and whether existing in law or equity) for any breach of this Agreement.

5.2 Legends and Acknowledgements.

(a) The Covered Shares may not be transferred, in whole or in part, unless proper provision shall be made to ensure that the certificate(s) issued to the transferee that represent such transferred shares include(s) the following legend on the face thereof, which shall remain on such certificate(s) until the termination of this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THE VOTING AGREEMENT DATED AS OF OCTOBER 2, 2007 BETWEEN GLENCORE FINANCE AG AND THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND SHALL BE PROVIDED TO A STOCKHOLDER OF THE COMPANY FREE OF CHARGE UPON A REQUEST THEREFOR.”

In addition to the foregoing provisions, the Stockholder shall not transfer one or more of the Covered Shares to any other Person unless, prior to such transfer, the Stockholder and such Person execute and deliver an acknowledgement substantially in the form attached hereto as Exhibit B and deliver such acknowledgement to the Company.

5.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Company shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company to:

Milacron Inc.
2090 Florence Ave.
Cincinnati, OH 45206
Attention: Hugh O’Donnell
Facsimile No.: 513-487-5969

With a copy to:

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street,
P. O. Box 1347
Wilmington, DE 19899-1347
Attention: A. Gilchrist Sparks, III
Facsimile No.: 302-425-4683

(b) if to the Stockholder, to:

Glencore Finance AG
Baarermattstrasse 3
CH-6341 Baar
Switzerland
Attention: Steven N. Isaacs
Facsimile No.: 011-41-41-709-2848

With a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Attention: Matthew M. Weber
Facsimile No.: 212-504-6666

5.5 Interpretation. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

5.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7 Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, to the fullest extent permitted by applicable law, be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, to the fullest extent permitted by applicable law, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.8.

(c) To the fullest extent permitted by applicable law, each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any suit, action or other proceeding arising out of this Agreement by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Agreement shall affect the right of any party to serve legal process in any other manner permitted by law.

5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the duly appointed officer of the Company upon direction of the Special Committee and by the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Company and the Stockholder.

5.10 Remedies. i) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12 Successors and Assigns; Third Party Beneficiaries. The Special Committee is hereby acknowledged and made a third party beneficiary of this Agreement with full rights and powers to enforce the terms hereof. Except as provided in the preceding sentence, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

MILACRON INC.

By: Name: Title:	/s/ Larry D. Yost Larry D. Yost Chairman, Special Committee Board of Directors Milacron Inc.
GLENCORE FINANCE AG
By: Name: Title:	/s/Barbara Wolfensberger Barbara Wolfensberger Director
And
By: Name: Title:	/s/ Steven Isaacs Steven Isaacs Director

Exhibit A: Form Of Charter Amendments

FIRST: Section 9 of the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 6.0% Series B Convertible Preferred Stock (the “Designation”) of the Milacron Inc. (the “Company”) is hereby amended by inserting the following text as a new paragraph (vi) at the end of Section 9:

(vi) Notwithstanding the foregoing provisions of this Section 9, no Series B Preferred Stock may be redeemed by the Company pursuant to the provisions of this Section 9 unless such redemption is permitted by or complies with the terms and provisions of the Financing Agreements, including, without limitation, Section 4.07 of the Indenture governing the Company’s 11 1/2% Senior Secured Notes due 2011, between Milacron Escrow Corporation and U.S. Bank National Association, dated May 26, 2004, as amended and supplemented.

SECOND: The definition of “Initial Investors” set forth in Section 18 of the Designation is hereby amended to read in its entirety as follows:

“Initial Investors” means (i) Glencore Finance AG, (ii) Mizuho International plc, (iii) Ohio Plastics, LLC and its affiliates and associates and (iv) solely for purposes of the definition of “Change of Control,” any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who beneficially owns shares of capital stock of the Company that at any time were beneficially owned by any of the persons described in clause (iii). For purposes of this paragraph, shares are “beneficially owned” by a person who would be considered a beneficial owner of such shares pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

THIRD: Clause (i) of the definition of “Change of Control” set forth in Section 18 of the Designation is hereby amended to replace the word “both” with the word “more.”

FOURTH: The definition of “Contingent Warrants” set forth in Section 18 of the Designation is hereby amended to replace the words “the Initial Investors” with the words “Glencore Finance AG and Mizuho International plc.”

FIFTH: The definition of “Note Purchase Agreement” set forth in Section 18 of the Designation is hereby amended to replace the words “the Initial Investors” with the words “Glencore Finance AG and Mizuho International plc.”

Exhibit B: Form Of Acknowledgement

Acknowledgement. By their execution of this document, Glencore Finance AG (“Glencore”) and [     ] (the “Transferee”) hereby acknowledge and agree that the shares of 6% Series B Convertible Preferred Stock of Milacron Inc. (the “Company”) to be transferred by Glencore to the Transferee are subject to certain voting restrictions and an irrevocable proxy set forth in the Voting Agreement dated as of [     ] _, 2007 by and among the Company and Glencore, a copy of which is attached hereto and incorporated herein by reference.